Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Rosehill Resources, Inc.
Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-217683) and Form S-8 (No. 333-218023) of Rosehill Resources, Inc. of our report dated March 28, 2019, relating to the consolidated financial statements which appears in this Annual Report on Form 10-K.

/s/ BDO USA, LLP
Houston, Texas
March 28, 2019